Exhibit 10.2

Loan Agreement (the "Loan Agreement")
for a loan in the amount of EUR 55,000,000
with a fixed rate of interest of 0.750 per cent per annum
due on 19 October 2019
arranged by Bayerische Landesbank and Coöperatieve Rabobank U.A., jointly the "Arrangers"
with Bayerische Landesbank as the "Paying Agent"

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Bayerische Landesbank Brienner Strasse 18 80333 Munich, Germany - hereinafter the "Lender" or the "First Lender" -
grants to
AGCO International GmbH, Switzerland
- hereinafter the "Borrower" - a loan (the "Loan") in the aggregate principal amount of EUR 55,000,000 (in words: fifty-five million Euros)
guaranteed by AGCO Corporation, USA hereinafter the "Guarantor"

- The Borrower, the Guarantor and the Lender hereinafter jointly the "Parties" –

§ 1 Disbursement, Certificate of Indebtedness, Definitions

(1)    The Loan shall be disbursed on 19 October 2016 (the "Disbursement Date") in accordance with the instructions of the Borrower provided the conditions precedent in Annex 1 are fulfilled at least two (2) Banking Days prior to the Disbursement Date.

(2)    The Loan shall be placed by the Arrangers, whereby Coöperatieve Rabobank U.A. will cooperate with Raiffeisen Bank International AG as regards inter alia the placement, on a so-called "best efforts" basis. Thus, the disbursement of the Loan is further subject to the condition precedent that the amount of the Loan is made available by the joining Lenders to the First Lender in accordance with § 10 (1) in same day and immediately available funds, freely transferable for disbursement to the Borrower. The Borrower acknowledges and agrees that it is only entitled to demand disbursement under the Loan from the First Lender to the extent funds are made available by the joining Lenders to the First Lender pursuant to § 10 (1).

(3) The purpose of this Loan shall be the refinancing of the Cimbria acquisition and general corporate purposes.

(4)    The Borrower shall immediately, in no event later than on the Banking Day following the Disbursement Date of the Loan, make available to the Paying Agent a duly executed certificate of indebtedness (Schuldschein) in the form as attached hereto in Annex 2.

(5) Unless otherwise provided for herein, the definitions of terms in this Loan Agreement apply to every reference made herein to such defined terms.

"Banking Day" means any day other than a Saturday or Sunday on which (i) TARGET2 is operating and (ii) banks in Munich and Frankfurt are generally open for business.

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"Lender" includes all Lenders to whom the contractual position is transferred under the terms of § 10 of this Loan Agreement, as well as all legal successors.

"Cimbria" means A/S Cimbria, Faartoftvej 22, P.O. Box 40, 7700 Thisted Demark, a Danish-headquartered manufacturer of equipment and processing lines for seed and grain.

"Third Party" for the purposes of § 10 (1) means:

(a) any Credit Institution,

(b) any Development Bank,

(c) any Investment Company,

(d) any Insurance Company,

(e) any Pension Insurance Carrier,

(f) any Pension Fund.

"FATCA" means Sections 1471 through 1474 of the US Internal Revenue Code and any regulations thereunder or official governmental interpretations thereof, and any agreements entered into pursuant to Section 1471(b)(1) of the US Internal Revenue Code and any intergovernmental agreement between the United States and another jurisdiction implementing the foregoing (or any law, regulations or other official administrative interpretation implementing such intergovernmental agreement).

"FATCA Deduction" means a deduction or withholding from a payment required by FATCA.

"Financial Indebtedness" shall mean

(a) all on and off balance sheet interest-bearing payment obligations and
(b) obligations to repay borrowed monies as securitized, represented or documented by
(i) a certificate of indebtedness (Schuld-schein) or a bilateral or syndicated loan; or
(ii) bonds, notes, loan stock or other securities which are, or are eligible to be quoted, listed, dealt in or traded on a stock exchange or other recognized securities market.
in each case owed to a person or entity which is not a member of the Group.

"Development Bank" shall mean public sector development institutions (Förderinstitute) (such as LfA, KfW or similar institutions).

"Guarantee" means the guarantee issued by the Guarantor pursuant to § 9 (Guarantee) hereof.
"Investment Company" shall mean an investment management company within the meaning of section 2 para. 1 no. 3b of the German Banking Act (KWG) or an EU-management company within the meaning of section 2 para. 1 no. 3c of the German Banking Act (KWG), provided that it is licensed to do such business and regulated within Germany, in any member state of the European Economic Area (EEA) or in Switzerland.

A "Change of Control" means the occurrence of any of the following: (a) any person or two or more persons (including any "group" as that term is used in Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934) acting in concert shall have acquired beneficial ownership (within the meaning of

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Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of voting equity interests in the Guarantor (or other securities convertible into such voting equity interests) representing thirty-five percent (35%) or more of the combined voting power of all voting equity interests in the Guarantor; or (b) a majority of the members of the board of directors of the Guarantor shall cease to be composed of individuals (i) who were members of that board on the date of this Loan Agreement or (ii) whose election to that board, or whose nomination for election by the Guarantor’s stockholders, was approved by a vote of at least two-thirds of the members of the board of directors of the Guarantor who were either directors on the date of this Loan Agreement or whose election or nomination for election was previously so approved; or (c) the Guarantor shall fail to own, directly or indirectly, one hundred percent (100%) of the equity interests of the Borrower.

"Group" means the Guarantor and any of its Subsidiaries.

"Credit Institution" shall mean a company within the meaning of section 1 para. 1 German Banking Act (KWG), provided that it is licensed to do such business and regulated within Germany, in any member state of the European Economic Area (EEA) or in Switzerland.

"Pension Fund" shall mean a pension fund within the meaning of section 236 of the Supervision of German Insurance Companies Act (VAG), provided that it is licensed to do such business and regulated within Germany, in any member state of the European Economic Area (EEA) or in Switzerland.

"Permitted Non-Qualifying Bank Lender" means a Lender which is not a Qualifying Bank but has been accepted by the Borrower as a Lender.

"TARGET2" means the Trans-European Automated Realtime Gross Settlement Express Transfer System 2 which utilises a single shared platform and which was launched on 19 November 2007.

"Subsidiary" of any person means a corporation, partnership, joint venture, limited liability company or other entity (i) of which a majority of the equity interests having ordinary voting power for the election of the board of directors or other governing body (other than equity interests having such power only by reason of the happening of a contingency) are at the time beneficially owned or (ii) the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such person. Unless otherwise specified, all references herein to a “Subsidiary” or to "Subsidiaries" shall refer to a Subsidiary or Subsidiaries of the Guarantor.

"Swiss Guidelines" means, together, the guideline "Interbank Loans" of 22 September 1986 (S-02.123) (Merkblatt "Verrechnungssteuer auf Zinsen von Bankguthaben, deren Gläubiger Banken sind (Interbankguthaben)" vom 22. September 1986); the guideline "Syndicated Loans" of January 2000 (S-02.128) (Merkblatt "Steuerliche Behandlung von Konsortialdarlehen, Schuldscheindarlehen, Wechseln und Unterbeteiligungen" vom Januar 2000); the circular letter no. 34 "Client Credit Balances" of 26 July 2011 (1-034-V-2011) (Kreisschreiben Nr. 34 Kundenguthaben vom 26. Juli 2011); and the circular letter no. 15 of 7 February 2007 "Bonds and derivative financial instruments as subject matter of taxation of Swiss federal income tax, Swiss withholding tax and Swiss stamp taxes" (1-015-DVS-2007) (Kreisschreiben Nr. 15 Obligationen und derivative Finanzinstrumente als Gegenstand der direkten Bundessteuer, der Verrechnungssteuer und der Stempelabgaben vom 7. Februar 2007) and circular letter No. 34 of 26 July 2011 in relation to deposits (Kreisschreiben Nr. 34 "Kundenguthaben" vom 26. Juli 2011); each as issued, and as amended from time to time, by the Swiss federal tax administration or as substituted or superseded and overruled by any law, statute, ordinance, court decision, regulation or the like as in force from time to time (including the ordinance of the Swiss Federal Council of 18 June 2010, amending Swiss Withholding tax and Swiss Stamp Tax regulations entered into force as of August 1, 2010).

"Swiss Non-Bank Rules" means, together, the Swiss Ten Non-Bank Rule and the Swiss Twenty Non-Bank Rule.

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"Swiss Ten Non-Bank Rule" means the rule that the aggregate number of Lenders which are not Qualifying Banks must not at any time exceed 10 (ten), all in accordance with the meaning of the Swiss Guidelines.

"Swiss Twenty Non-Bank Rule" means the rule that the aggregate number of creditors (other than Qualifying Banks) of the Borrower under all outstanding borrowings (including under this Loan Agreement), such as loans, facilities and private placements, made or deemed to be made by the Borrower must not at any time exceed 20 (twenty), all in accordance with the meaning of the Swiss Guidelines.

"Swiss Withholding Tax" means taxes imposed under the Swiss Withholding Tax Act.

"Swiss Withholding Tax Act" means the Swiss Federal Act on the Withholding Tax of 13 October 1965 (Bundesgesetz über die Verrechnungssteuer), together with the related ordinances, regulations and guidelines, all as amended and applicable from time to time.

"Qualifying Bank" means any entity, which effectively conducts banking activities as principal purpose with its own infrastructure and staff and which is recognized as a bank by the banking laws in force in the jurisdiction of its incorporation, or if such entity is acting through a branch in a jurisdiction other than the jurisdiction of its incorporation, in the jurisdiction where such branch is located or registered all in accordance with the Swiss Guidelines.

"Pension Insurance Carrier" (Versorgungswerk) means any professional public organisation for pension schemes for members of the respective profession established and regulated under the respective German state Laws (or comparable provisions of foreign law).

"Insurance Company" shall mean an insurance company within the meaning of section 2 para. 1 no. 4 of the German Banking Act (KWG), provided that it is licensed to do such business and regulated within Germany, in any member state of the European Economic Area (EEA) or in Switzerland.

"Principal Subsidiary" means any Subsidiary of the Borrower or the Guarantor.

(i) whose income from continuing operations, in the aggregate, before income taxes, extraordinary items and cumulative effect of a change in accounting principles (excluding intra-Group transactions) is at least 10 per cent of the net operating income of the Group or whose total assets (excluding balance sheet items based on intra-Group transactions) amount to at least 10 per cent of the total assets of the Group, in each case calculated by reference to the latest audited accounts of the Group, or

(ii) to which all or substantially all the assets and liabilities of another Principal Subsidiary are transferred.

§ 2 Interest

(1) The Loan shall bear interest on its aggregate principal amount at the rate of 0.750 per cent per annum from (and including) the Disbursement Date to (but excluding) the Repayment Date as specified in § 3 (1).

(2) Interest shall be payable in arrears on 19 October in each year (each an "Interest Payment Date"). The first interest payment shall be made on 19 October 2017.

(3) If any such Interest Payment Date is not a Banking Day, payment shall be due on the immediately following Banking Day. The Lender shall not be entitled to claim any further interest or any other payments as a result of such deferral. Interest shall be calculated on an act/act basis (ICMA).

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(4) If interest payable by the Borrower is subject to Swiss Withholding Tax and should § 5(1) be unenforceable for any reason, the applicable interest rate in relation to that interest payment shall be (i) the interest rate which would have applied to that interest payment (as provided for in this § 2 in the absence of this sub-paragraph) divided by (ii) 1 minus the rate at which the relevant tax deduction is required to be made (where the rate at which the relevant tax deduction is required to be made is for this purpose expressed as a fraction of 1 rather than as a percentage).

(5) To the extent that interest payable by the Borrower under this Loan Agreement becomes subject to Swiss Withholding Tax, each relevant Lender and the Borrower shall promptly cooperate by completing any procedural formalities (including submitting forms and documents required by the appropriate tax authority) to the extent possible and necessary for a Lender to obtain a full or partial refund of Swiss Withholding Tax under applicable double taxation treaties. The Borrower shall provide the Lenders with such documents and information required for applying for a refund of such Swiss Withholding Tax. In the event Swiss Withholding Tax is refunded to a Lender by the Swiss Federal Tax Administration, the relevant Lender shall forward, after deduction of costs, such amount to the Borrower, unless an event of default as specified under § 8 of this Loan Agreement is continuing.

(6) A payment shall not be increased pursuant to this § 2 if and to the extent that on the date on which the payment falls due (i) the payment could have been made to the relevant Lender (which is not a Permitted Non-Qualifying Bank Lender) without a tax deduction in respect of Swiss Withholding Tax if the Lender had been a Qualifying Bank, but on that date that Lender is not or has ceased to be a Qualifying Bank other than as a result of any change after the date it became a Lender under this Loan Agreement in (or in the interpretation, administration, or application of) any law or treaty, or any published practice or published concession of any relevant taxing authority; or (ii) the Borrower is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under § 10.

§ 3 Repayment, early Redemption

(1)    The Loan shall be repaid at its aggregate principal amount in full on 19 October 2019, provided, however, that if such day is not a Banking Day, payment shall be due on the following Banking Day (the "Repayment Date"). The Lender shall not be entitled to claim any further interest or any other payments as a result of such deferral.

(2)    In the event a Change of Control has occurred, the Borrower shall inform the Lenders through the Paying Agent whether it requests to enter into negotiations with the Lenders. Each Lender shall, upon such request, enter into good faith negotiations with the Borrower with a view to continuing the Loan for a negotiation period of up to thirty (30) days after receipt of that request (or such longer period as may be agreed by the Borrower and each respective Lender) (such period, in each case, the "Consultation Period"). Each Lender shall, after the expiry of the relevant Consultation Period, be entitled to terminate the Loan in writing to the Borrower (copy to the Paying Agent) at its partial amount of the aggregate principal amount thereof with interest accrued to the date fixed for prepayment on giving not less than thirty (30) days’ prior notice. Such notice will be irrevocable and must specify the date fixed for prepayment.

§ 4 Payments, Paying Agent

(1)    The Borrower and – in case of the utilization of the Guarantee – the Guarantor irrevocably undertake to pay, as and when due, any sum of principal or interest owed under the Loan Agreement in Euros to the account of the Paying Agent by 12:00 (Munich time).

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(2)    If any sum of principal is not paid to and available on the account of the Paying Agent by 12:00 (Munich time) when due, the Paying Agent shall not be obliged to forward the due amount to the Lender on the same day. The respective sum shall bear interest from (and including) the due date to (but excluding) the date of actual payment of the sum overdue at a rate of 1 per cent per annum above the rate of interest applicable to the Loan on the respective due date without prejudice to the right of the Lender to claim any further damages and without prejudice to the right of the Borrower to present evidence that the loss due to the late payment was less.

(3)    If an interest payment is not made to the account of the Paying Agent by 12:00 (Munich time) when due, the Paying Agent shall not be obliged to forward the due amount to the Lender on the same day. The Lender has the right to demand indemnification for the loss caused by the delay in payment.

(4)    Payments by the Borrower and the Guarantor shall be applied in the sequence provided for in section 367 para. 1 of the German Civil Code (BGB) to the amounts falling due. If, in the event of a full or partial transfer of the contractual position pursuant to § 10, the payments by the Borrower or the Guarantor are not sufficient to fully redeem any given amount due, the payments of the Borrower and the Guarantor shall be distributed among the Lenders on a pro rata basis in conformity with their relevant participations in the Loan.

(5)    By a separate agreement, the Borrower and the Guarantor have mandated Bayerische Landesbank to exercise the role of paying agent (Bayerische Landesbank shall hereinafter be referred to as "Paying Agent" with respect to the duties in connection with this role). The Paying Agent shall exercise this role in accordance with the paying agency agreement dated as of 12 October 2016. The Borrower together with the Guarantor may at any time mandate another Credit Institution in the Federal Republic of Germany to exercise the role of Paying Agent provided the Borrower informs the Paying Agent (with copy to the Lender) in writing two weeks in advance of the planned change. Any reference in this Loan Agreement to the "Paying Agent" shall include any further Credit Institutions that exercise the role of Paying Agent.

(6)    By order of the Borrower the Paying Agent acts as custodian for the Lenders (according to their respective partial amount of the Loan) with regard to the original certificate of Indebtedness (Schuldschein). The custodianship of the Paying Agent shall end once the Lender´s respective partial amount of the Loan has been repaid (including interest). Above that the Paying Agent acts solely as agent of the Borrower and the Guarantor and does not have any obligations towards or relationship of agency or trust to any Lender.

(7)    Subject to the aforementioned provisions of this § 4, fulfilment in relation to the Lender shall only occur once it receives the relevant payments or these are credited to an account it has designated.

§ 5 Taxes

(1)    All payments of principal and interest under the Loan Agreement by the Borrower as well as those payable under the Guarantee by the Guarantor shall be made without deduction or withholding for, or on account of, any present or future taxes or duties of whatever nature imposed or levied by or on behalf of the country where the Borrower or the Guarantor has its legal seat or any governmental authority there ("Withholding Taxes") unless such deduction or withholding is required by law. If the Borrower or the Guarantor is required by law to make such withholding or deduction, then the Borrower or the Guarantor shall pay such additional amounts (the "Additional Amounts") as may be necessary in order that the net amounts received by the Lender after such deduction or withholding shall equal the respective amounts of principal and interest which would have been receivable under the Loan Agreement in the absence of such deduction or withholding. The foregoing does not apply to the extent any such withholding or deduction is attributable to a FATCA Deduction required to be made by a party to this Loan Agreement.

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(2)    A payment shall not be increased pursuant to this § 5 if and to the extent that on the date on which the payment falls due: (i) the payment could have been made to the relevant Lender (which is not a Permitted Non-Qualifying Bank Lender) without a Tax Deduction if the Lender had been a Qualifying Bank, but on that date that Lender is not or has ceased to be a Qualifying Bank other than as a result of any change after the date it became a Lender under this Loan Agreement in (or in the interpretation, administration, or application of) any law or treaty, or any published practice or published concession of any relevant taxing authority; or (ii) the Borrower is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under § 10.

(3)    If (i) as a consequence of any amendments of the legal regulations valid in the country where the Borrower or the Guarantor has its legal seat that take effect on the date of this Loan Agreement or thereafter, Withholding Taxes regarding payments of principal or interest under the Loan need to be made (and cannot be avoided despite the Borrower and the Lender having made every reasonable effort to prevent such a situation) and (ii) the Borrower or the Guarantor is obliged to pay Additional Amounts pursuant to § 5 para. 1 of this Loan Agreement, the Borrower shall be entitled to repay the Loan on giving not less than (30) days’ prior notice, either at the aggregate principal amount thereof or at the partial amount of the aggregate principal amount of such Lender, in each case with interest accrued to the date fixed for prepayment.
Any such notice of prepayment shall not be effected earlier then ninety (90) days prior to the date on which the Borrower or the Guarantor first becomes obliged to make Additional Payments pursuant to § 5 para 1.
Any such notice of prepayment in accordance with this § 5 para. 2 shall be given in writing and shall be addressed to the Lender (via the Paying Agent). Such notice will be irrevocable and must specify the date fixed for prepayment. The Paying Agent shall immediately inform the Lenders about such notice of prepayment. The Borrower shall indemnify the Lender for any loss incurred by the latter as a result of the premature repayment (early repayment penalty).

For the avoidance of doubt: any prepayments on the income or corporate income tax made by the Lender such as the German flat rate interest tax (Abgeltungssteuer and Zinsertragssteuer) do not constitute withholding taxes within the meaning of the provision above.

§ 6 Increased Costs

If - after the date hereof - by reason of introduction or change of the interpretation or application by the respective competent authority with respect to any law or regulation or compliance with any law or regulation (except for such laws and regulations which have been in force as of the date of this Loan Agreement and with which the respective Lender was not in compliance as of the date hereof), there is (a) any substantial increase in the costs for a Lender to fund or maintain the Loan or (b) a reduction in the rate of return on the Loan or a decrease in the net return on the Loan in relation to the equity of the respective Lender, then the affected Lender, the Guarantor and the Borrower shall enter into negotiations with the aim of finding an acceptable solution for the Parties.

§ 7 Negative Pledge, Status (pari passu), Non-Bank Rules

(1) For the term of this Loan Agreement, the Borrower and the Guarantor will not, and will ensure that none of their respective Principal Subsidiaries will, create or permit to subsist any mortgage, lien, charge, pledge or other form of in rem security interest (the "Security") upon any of their respective assets, to secure (i) any Financial Indebtedness or (ii) any guarantee or indemnity in respect of any Financial Indebtedness unless, at the same time or prior thereto, the Borrower's obligations under the Loan Agreement are equally and rateably secured.

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        This § 7(1) does not apply to: (i) any Security created or to be created pursuant to mandatory law or created or to be created contractually in the ordinary course of business, including (without limitation) Security (x) in favor of banks with which accounts or deposit accounts are kept with respect to cash, cash equivalents (being readily marketable direct obligations of a government or any agency or instrumentality thereof, insured certificates of deposit of, time deposits, or bankers’ acceptances with any commercial bank that issues (or the parent of which issues) commercial paper, commercial paper issued by any corporate entity or any commercial bank) or investment property kept or deposited with that bank (for the avoidance of doubt, to the extent the creation of such Security is based on and required by the general terms of business of such bank or mandatory law) and/or (y) securing reimbursement obligations with respect to letters of credit or (z) in respect of obligations resulting from transactions entered into to hedge risks or reduce costs with respect to interest rates, currency or commodity exposure (but not for speculative purposes); (ii) Security existing on the assets of a person prior to acquisition of the shares or participation in that relevant person or Security existing on any acquired asset at the time of such acquisition; (iii) Security granted in connection with (x) factoring arrangements (with or without recourse) or (y) transactions qualifying as financial leases or (z) under any sale and lease- back arrangements or in connection with transactions (A) profiting from "new market tax credits" provided by Section 45D of the US Internal Revenue Code or (B) entered into with local development authorities for the purpose of providing abatement of local taxes; and (iv) any Security over assets which do not at any time exceed 10% of the book value of the consolidated assets of the Guarantor.

(2) The Borrower and the Guarantor shall ensure that for the term of this Loan Agreement, their respective payment obligations under this Loan Agreement or the Guarantee will rank pari passu with all their other present and future, unsecured and unsubordinated payment obligations. This shall not apply to payment obligations whose prior servicing results from mandatory, generally applicable laws or regulations or governmental requirements or in the connection with national or local tax laws or regulations.

(3) The Borrower shall ensure that it is at all times in compliance with the Swiss Non-Bank Rules, provided that the Borrower shall not be in breach of this undertaking if its number of creditors in respect of either the Swiss Ten Non-Bank-Rule or the Swiss Twenty Non-Bank Rule is exceeded solely by reason of a failure by one or more Lenders to comply with their obligations under § 10. For the purpose of its compliance with the Swiss Twenty Non-Bank Rule under this § 7(3), the number of Lenders under this Agreement which are not Qualifying Banks shall be deemed to be eight (irrespective of whether or not there are, at any time, any such Lenders).

§ 8 Events of Default

(1) The Lender shall be entitled to terminate the Loan Agreement immediately and to demand immediate redemption of the Loan and all related claims in particular if

(a) the Borrower fails to pay interest or principal on the relevant due date unless such non-payment results from technical or other administrative reasons beyond the control of the Borrower and is not remedied within five (5) Banking Days; or

(b)   the Borrower or Guarantor fails to perform any other material obligation under this Loan Agreement and such failure is not remedied within thirty (30) calendar days after notice thereof has been given by the Lender to the Borrower or Guarantor (as applicable); or

(c) (i) any Financial Indebtedness of the Borrower, the Guarantor or of any of its Principal Subsidiaries, which exceeds an amount of USD 50 Mio., is not paid when due or after the expiry of any relevant grace period as set forth under the terms of the instrument governing that Financial Indebtedness, or

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(ii) any Financial Indebtedness of the Borrower, the Guarantor or of any of its Principal Subsidiaries, which exceeds an amount of USD 50 Mio., is declared or may be declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described); or

(d)   the Borrower, the Guarantor or any of its Principal Subsidiaries is unable to pay its debts as they fall due or is over-indebted or admits its inability to pay its debts as they fall due or its over-indebtedness, suspends making payments on its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to the general readjustment or rescheduling of its indebtedness or makes an assignment for the benefit of or a composition with its creditors; or

(e) a competent court opens insolvency proceedings against the Borrower's, Guarantor’s or a Principal Subsidiary’s assets (or does not commence such proceedings due to the absence of cost-covering assets), such proceedings are instituted but not discharged or stayed within sixty (60) days, or the Borrower, the Guarantor or the Principal Subsidiary applies for or institutes such proceedings; or

(f) the Borrower or the Guarantor enters formal liquidation proceedings provided that such liquidation does not occur as part of any transaction permitted under § 8(1)(i); or

(g) any secured party takes possession of all or material parts of the assets or the operations of the Borrower, the Guarantor or of any Principal Subsidiary, or an administrative receiver for those assets or operations is appointed or other enforcement measures have been approved/granted in this regard; or

(h) the Borrower, the Guarantor or any Principal Subsidiary ceases its business operations in whole or in material parts thereof, provided that this does not occur as part of any transaction permitted under § 8(1)(i); or

(i) the Borrower or the Guarantor is merged into another entity or all or substantially all of its assets are conveyed or transferred to another entity, unless (i) the entity is a corporation domiciled in the Federal Republic of Germany, Switzerland or the Federal States of Delaware or Georgia (both in the United States of America) which assumes all obligations of the Borrower under this Loan Agreement either by an agreement or by operation of law, and (ii) the economic and financial situation of such entity is not less sound than that of the Borrower or the Guarantor (as applicable) at the time of the occurrence of such event; or

(j) the Borrower or the Guarantor transfers or conveys individual items of its fixed assets to another person or entity which is not a member of the Group. This does not apply to any transfers or conveyances:

(aa) of assets made at arm’s length in the ordinary course of business;

(bb) of receivables under factoring arrangements (with or without recourse ) in the ordinary course of business;

(cc) made with the prior written consent of the Lender;

(dd) of obsolete, worn-out or surplus assets in the ordinary course of business;

(ee) constituting Security permitted under § 7 para. 1 (Negative Pledge);

(ff) of fixed assets under any sale and lease- back arrangements or in connection with transactions (A) profiting from "new market tax credits" provided by Section 45D of the

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US Internal Revenue Code or (B) entered into with local development authorities for the purpose of providing abatement of local taxes;

    (gg) where the proceeds of such transfers or conveyances (less customary transaction costs)
are reinvested for the corporate purpose or used for repayment of Financial Indebtedness or remains within the Group as liquid funds; or

    (hh) of assets book value of which (or, in the case of a disposal of shares in a Group member, the value of the shares to be sold as a percentage of the consolidated group assets as shown in the Guarantor's most recent consolidated financial accounts), when aggregated with the book value of all other assets disposed of (other than any of those permitted under paragraphs (aa) to (gg)) does not exceed 10 per cent of the book value of the Guarantor’s consolidated net assets in each of the Borrower's financial years.

(k) the Guarantee is not or ceases to be in full force and effect.

(2) The Borrower or the Guarantor shall promptly notify the Paying Agent in writing who in turn will promptly inform the Lender on all matters which could lead to any event of default as set out in § 8 para. 1. Notices of termination have to be provided in writing to the Borrower with a copy to the Paying Agent and the Guarantor. If the Loan is terminated prematurely in whole or in part for any reason set out in § 8 para. 1, the Borrower shall be obliged to compensate the Lender for any loss which the Lender suffers due to the early repayment of the Loan (early repayment penalty).

§ 9 Guarantee

(1) The Guarantor hereby irrevocably and unconditionally guarantees in favour of the Lender subject to German law to pay to the Lender all present and future claims (whether contingent or subject to a time limit) of the Lender under this Loan Agreement against the Borrower. The payment shall be due pay within five (5) Business Days of a written demand by the Lender and assertion that the Borrower has failed to pay an amount payable under the Loan when due. § 4 shall apply on the payments under the Guarantee. For the avoidance of doubt, this Guarantee does not constitute a guarantee upon first demand (Garantie auf erstes Anfordern) and, in particular, receipt of such written demand shall not preclude any rights and/or defenses the Guarantor may have with respect to any payment requested by the Lender under this guarantee and indemnity.

(2) This Guarantee is an independent payment obligation of the Guarantor which shall remain binding irrespective of the legal validity and enforceability of the Loan Agreement and notwithstanding any defenses or remedies (Einwendungen und Einreden) that the Borrower or any third party may raise.

(3) The Guarantee shall terminate once all amounts due under the Loan Agreement have been unconditionally and finally paid.
Notwithstanding the termination, the Guarantee shall be reinstated and continue in full force and effect if the Lender has to repay any amounts received as a payment under the Loan Agreement or the Guarantee due to insolvency proceedings before court or any similar proceedings regarding the Borrower.

(4) Until all amounts which are or may become payable by the Guarantor under this Loan Agreement have been irrevocably paid in full, (i) any claims of the Guarantor against the Borrower resulting from any payment made by the Guarantor to the Lender hereunder shall be subordinated to any outstanding claims of the Lender against the Borrower under this Loan Agreement, and (ii) the Guarantor undertakes not to claim any payments from the Borrower arising out of or based upon any right of subrogation.

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(5) The Guarantor hereby waives its rights to terminate the Guarantee by depositing the guarantee amount with the competent local court (Amtsgericht) by way of security.

§ 10 Transfer

(1) The Lender may transfer its contractual position hereunder (including those under the Guarantee) in full or in partial amounts of at least EUR 500,000 and in whole multiples of EUR 500,000 above that - to a Third Party by way of assumption of contract.

(a) In case of the first transfer of the contractual position by the First Lender the following shall apply:

(i) A transfer to a Lender which is not a Qualifying Bank is subject to the consent of the Borrower. The consent of the Borrower to such transfer must not be unreasonably withheld or delayed. It is not unreasonable for the Borrower to withhold its consent if, following such transfer, the number of Lenders that are not Qualifying Banks would exceed eight.

Each Lender will confirm to the Borrower before the date on which it intends to become a party to this Loan Agreement in its capacity as such whether it is a Qualifying Bank, and if it is not a Qualifying Bank, that it only counts as one (1) non-bank lender for purposes of determining the number of non-bank lenders. If a Lender fails to indicate its status in accordance with this provision then such Lender shall be treated for the purposes of this Loan Agreement as if it is not a Qualifying Bank.

(ii) The transfer will be effected by a confirmation of transaction (Geschäftsbestätigung) to be issued by the First Lender and countersigned by the joining Lender. The Paying Agent shall inform the Borrower with respect to each transfer without undue delay.

(b) For all following transfers of the contractual position the following shall apply:

(i) The transfer of the contractual position to a Lender which does not meet the definition of a Qualifying Bank is only permitted with the prior written consent of the Borrower. The consent of the Borrower to such transfer must not be unreasonably withheld or delayed; in particular it is not unreasonable for the Borrower to withhold its consent if, following such transfer, the number of Lenders that are not Qualifying Banks would exceed eight. Each Lender will confirm to the Borrower before the date on which it intends to become a party to this Loan Agreement in its capacity as such whether it is a Qualifying Bank, and if it is not a Qualifying Bank, that it only counts as one (1) non-bank lender for purposes of determining the number of non-bank lenders. If a Lender fails to indicate its status in accordance with this provision then such Lender shall not be treated as a Qualifying Bank for the purposes of this Loan Agreement.

(ii) Such transfer shall become effective as of the transfer date set forth in the Transfer Certificate (Annex 3), provided that the Paying Agent has received a duly completed and duly executed Transfer Certificate substantially in the form set out in the example in Annex 3. The Paying Agent shall inform the Borrower with respect to each transfer without undue delay by submitting a copy of the relevant Transfer Certificate.

(iii) In the event that the Paying Agent receives a Transfer Certificate less than five (5) Banking Days before an Interest Payment Date, any payment made by the Borrower or the Guarantor to the resigning Lender shall release the Borrower from its payment obligations to the joining Lender in the amount of such payment.

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(2) Each Lender which confirmed that it was a Qualifying Bank undertakes to notify the Borrower and the Paying Agent promptly upon becoming aware of it ceasing to be a Qualifying Bank.

(3) The result of a transfer is that all of the resigning Lender's rights and obligations under this Loan Agreement and the Guarantee are passed over to the joining Lender to the extent that they are transferred. The effect of a transfer is that the existing Loan Agreement and the Guarantee remain unchanged in force between the new contract parties to the extent that rights and obligations are transferred.

(4) By signing this Loan Agreement, the Borrower grants its prior consent to any such transfer made in compliance with § 10 (1).

(5) The Lender shall be authorized to transfer all its claims under this Loan (incl. those under the Guarantee) to the Deutsche Bundesbank, Banque Centrale du Luxembourg or any other central bank of the ECB system or to the Swiss National Bank or any eurozone development bank ("Förderbank") as security for refinancing purposes. For the validity of such transfer expressly no formal requirements and obligations to inform the Borrower shall be required. Likewise, in case of such transfers being made by any central bank of the ECB system or eurozone development bank expressly no formal requirements and obligations to inform the Borrower shall be required. In case of the liquidation of any rights arising out of this Loan Agreement by any central bank of the ECB system, the restrictions under § 10(1)shall not apply.

(6) For the purposes of this § 10, the Borrower and the Guarantor hereby give their consent to the forwarding of all information contained in this Loan Agreement to joining Lenders or potentially joining Lenders (including any relevant data such joining Lender or potentially joining Lender may require for purposes of section 18 of the German Banking Act (KWG) or in order to meet any other "know your customer" requirements (the "KYC Data")), the respective central bank or development bank for such transfer and, if applicable, to third parties acquiring the participation from beneficiaries to whom a transfer in accordance with § 10 (5) has been made in case of an enforcement of such a security. Such consent shall also extend to measures of publication (e.g. recording the security in a register that authorised third parties have access to) which are required by law for the constitution or consistency of such a security and they exempt the Lender from the banking confidentiality in this respect.

(7) No Lender shall enter into a sub-participation arrangement with another person or assign any rights or claims under this Loan Agreement without transferring the relevant contractual position at the same time and to the same transferee. The transfer of the contractual position to a Lender (i) which does not meet the definition of a Third Party or (ii) is a private individual is not permitted.

§ 11 Nature of a Lender's Rights and Obligations

(1) The obligations of a Lender under this Loan Agreement are not joint and several (keine gesamtschuldnerische Haftung). No Lender is liable for the obligations of any other Lender under the Loan Agreement.

(2) The rights of a Lender under this Loan Agreement (and under the Guarantee) are not joint and several (keine Gesamtgläubiger). The amounts owed at any time under the Loan Agreement from the Borrower to any Lender shall constitute a separate and independent debt and each Lender shall be entitled to protect and enforce its rights arising out of this Loan Agreement and out of the Guarantee independently from another Lender.

§ 12 Information
(1) For the purposes of complying with the requirements under section 18 of the German Banking Act (KWG), the Borrower and the Guarantor shall submit in a timely manner to the Lender any

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documents and information required to comply with the Lender's statutory obligations. During the term of the Loan, the Borrower and the Guarantor shall in particular supply the following documents to the Paying Agent for submission to the Lenders:

(a) the audited separate and consolidated (for the Guarantor) financial statements of the Borrower and the Guarantor as soon as they are publicly available but in any event no later than two hundred and seventy (270) days after the end of the respective financial year for the Borrower and no later than ninety (90) days after the end of the respective financial year for the Guarantor, for the latter subject to any extension period obtained by the Guarantor from the Securities and Exchange Commission for the filing of an equivalent periodic report under Rule 12b-25 of the General Rules and Regulations under the Securities Exchange Act of 1934, and

(b) any other information a Lender may reasonably request in order to comply with legal requirements.

(2) The obligation to disclose documents pursuant to § 12 para. 1 shall cease to apply if the documents necessary to comply with section 18 of the German Banking Act (KWG) or any other legal requirements are freely accessible on the Borrower's or Guarantor’s website (in a form that can be saved or printed).

(3) The Borrower and the Guarantor hereby authorize the Lender to pass on or to disclose for review any such documents, data and information as the Lender may consider necessary, useful or appropriate to any potential Third Party (or to a member of the European system of central banks or to the Swiss National Bank for the purposes set out in § 10(4)or to such persons, who are involved in the settlement of the transfer for technical or legal reasons (such as legal advisors, rating agencies, auditors) or to governmental courts and authorities (especially supervisory authorities) that require disclosure by mandatory law, and therefore release the Lender from banking confidentiality.

(4) Apart from that, the Parties, the Guarantor and the Paying Agent agree to treat information and documents received in connection with this Loan as confidential. Legal or regulatory disclosure requirements that the Lender or Paying Agent are subject to remain unaffected.

§ 13 Notices

Any notices, queries or other communication under this Loan Agreement shall be made in writing (including by fax or pdf file) and shall be addressed as follows:

(1) If intended for the Borrower, to the following address:
Victor von Bruns-Strasse 17 CH 8212 Neuhausen am Rheinfall Switzerland Phone: +41 52 725 22 00 Facsimile: +41 52 725 2272 e-Mail: roger.batkin@agcocorp.com Attention: Roger Batkin

(2) If intended for the Guarantor, to the following address:

4205 River Green Parkway Duluth, Georgia 30096-2568 Telefon: +1 770 813 9200 Telefax: +1 (770) 813-6158 e-Mail: roger.batkin@agcocorp.com z. Hd.: Roger Batkin

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(3) If intended for the Lender or for the Paying Agent, to the following address:

Bayerische Landesbank
Brienner Strasse 18
80333 Munich
Federal Republic of Germany (FRG)
Phone: +49 (0)89 - 2171 - 23714
Facsimile: +49 (0)89 - 2171 – 23083
e-mail: 4245.ssd-np@bayernlb.de
Attention: 4245 Issues Administration &
Credit Derivatives Service Team

In the event of a transfer pursuant to § 10, any notices to a joining Lender shall be addressed to the Paying Agent.

§ 14 Miscellaneous

(1) For the term of this Loan Agreement and/or the Guarantee, the Borrower and the Guarantor each appoint AGCO GmbH, Johann-Georg-Fendt-Strasse, 4, 87616 Marktoberdorf, Germany, as the agent for the service of process in Germany.

(2) The Borrower undertakes to provide the Lender with all information and data the Lender deems necessary to fulfill the obligations of the German Anti-Money-Laundering Act (Geldwäschegesetz).

(3) The Borrower and the Guarantor may only offset claims, exercise any liens or any retention rights that are uncontested or have been legally established with final and binding effect against claims of the Lender. The Borrower and the Guarantor hereby waive the exercise of any right of set-off, liens or any retention right if and to the extent that the Loan belongs to the reserved assets of the Lender within the meaning of section 125 German Insurance Supervisory Act (VAG) in conjunction with, if applicable, section 1 et seq. of the Ordinance on the Investment of Restricted Assets of Insurance Undertakings (Anlageverordnung) or to covering funds which must be set up pursuant to the laws of the Federal Republic of Germany (or comparable provisions of foreign law), including in cases of insolvency proceedings.

(4) Any amendments of this Loan Agreement must be made in writing in order to become effective. This shall also apply to any waiver of this section. Insofar as the amendments refer to rights and obligations of the Paying Agent amendments must only be made with the written consent of the Paying Agent.

(5) The Borrower and the Guarantor consent to the KYC Data being recorded, processed and, for the purposes of this Loan, disclosed to any joining or potentially joining Lenders in accordance with § 10 para 1.

(6) Should any provision of this Loan Agreement be or become entirely or partially invalid or unenforceable, the validity or enforceability of the remaining provisions shall not be affected thereby. Any omission resulting therefrom shall be remedied by supplemental provision which takes due account of the interests of the Parties and the Paying Agent.

(7) This Loan Agreement is executed in three (3) originals, one of which will be retained by the Borrower one by the Guarantor and one by the Lender.

(8) This Loan Agreement and the Guarantee are subject to the laws of the Federal Republic of Germany. Non-exclusive place of jurisdiction for all disputes arising out of or in connection with this Loan Agreement shall be Munich.

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(9) This Loan Agreement is drafted in the German language and provided with a non-binding English translation. Only the German text is valid and binding. The English translation is non-binding in every respect and provided for convenience only.

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AGCO International GmbH, Schweiz
als Darlehensnehmerin
as Borrower

Neuhausen am Rheinfall, Schweiz, den 12. Oktober 2016
Neuhausen am Rheinfall, Switzerland, 12 October 2016

Unterschrift(en): /s/ ROGER N BATKIN
Signature(s):

Name(n): ROGER N BATKIN
Name(s):

AGCO Corporation
als Garantin
as Guarantor

Duluth, Georgia, Vereinigte Staaten von Amerika, den 12. Oktober 2016
Duluth, Georgia, United States of America, 12 October 2016

Unterschrift(en): /S/ DAVID WILLIAMS
Signature(s):

Name(n): DAVID WILLIAMS
Name(s):

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Bayerische Landesbank
als Darlehensgeberin und Zahlstelle
as Lender and Paying Agent
München, den 12. Oktober 2016
Munich, 12 October 2016

Unterschrift(en): /s/ LINK GMEINWIESER
Signature(s):

Name(n): LINK GMEINWIESER
Name(s):

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Annex 1

Conditions Precedent

(1) Submission of the Loan Agreement duly signed by the Borrower and the Guarantor and the Paying Agency Agreement to the First Lender.

(2)    A legal opinion as to Swiss law from the Borrower’s legal adviser regarding the Borrower’s capacity and due authorisation to enter into the Loan Agreement, the due execution of the Loan Agreement of/by the Borrower and the validity of the choice of German law as well as the recognition of place of jurisdiction chosen pursuant to this Loan Agreement and the enforceability of a German court ruling under Swiss law in the English language satisfactory to Bayerische Landesbank.

(3)    A legal opinion as to US law from the Guarantor’s legal adviser regarding the Guarantor’s capacity and due authorisation to enter into the Loan Agreement, the due execution of the Loan Agreement of/by the Guarantor and the validity of the choice of German law as well as the submission to jurisdiction chosen pursuant to this Loan Agreement and the enforceability of a German court ruling under US federal law and the law of the US federal state of Georgia in the English language satisfactory to Bayerische Landesbank.

(4)    Delivery of identification documents for each authorized representative. Note: Copies of identification documents can only be furnished to external parties with the approval of the owner of the identification document.

(5) A copy of the Borrower's and the Guarantor’s memorandum and articles of association or certificate of incorporation as customarily delivered for transactions of this kind.

(6)    A confirmed list of members of the Borrower's and the Guarantor´s management who are authorised representatives with signature specimens of persons able to represent the Borrower and the Guarantor in connection with this Loan Agreement and authorised to sign ("Authorised Signatories"), as well as current copies of the Authorised Signatories' ID cards or passports.

(7)    A confirmation by the Borrower and the Guarantor, that any approvals required under their statutes or articles of association to utilise this Loan or to provide the Guarantee have been obtained from the appropriate body.

(8)    A current excerpt or certificate of good standing (as applicable) of the Borrower's and Guarantor`s listing in the commercial register or equivalent proof of existence as customarily delivered for transactions of this kind.

(9)    Copy of the Borrower’s and Guarantor’s audited separate and consolidated (for the Guarantor) annual financial statements for the two most recently completed financial years (as available) including (if such details are legally required or customarily delivered to the creditors or made available publicly) balance sheet, profit and loss account (statement of income), management report, notes and auditor's report (if prepared and available) plus any additional documents required pursuant to section 18 German Banking Act (KWG).

(10) Confirmation that the process agents referred to in § 14 (1) has accepted its appointment (on behalf of the Borrower and the Guarantor).

(11)    Overview of the Borrower's corporate structure, showing all ownership structures and ownership breakdown up to the natural persons at the top of the ownership structure (e.g. an organisation chart

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of the Borrower detailing the percentage and the nominal amount of each natural person's ownership stake in regard to assets, equity and/or voting rights).
(12) Confirmation of the Borrower and the Guarantor that no events of default as stated in § 8 para. 1 have occurred.

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Annex 2

Certificate of Indebtedness (Schuldschein)
AGCO International GmbH, Switzerland
hereby acknowledges to have received a loan from
Bayerische Landesbank, Munich
on 19 October 2016 arranged by
Bayerische Landesbank, Munich and Coöperatieve Rabobank U.A.

in the amount of
EUR 55,000,000 (in words: fifty-five million Euros)
guaranteed by : AGCO Coproration
due for repayment on 19 October 2019 in accordance with the terms and conditions of the Loan Agreement dated 12 October 2016.
Datum: ● Date: ● Unterschrift(en): Signature(s): _____________________________________ Name(n): Name(s) _____________________________________

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Annex 3

Transfer Certificate

From:

1. ●, hereinafter "Existing Lender" and

2. ●, hereinafter "New Lender"

To: Bayerische Landesbank, as Paying Agent for the Borrower defined in the Loan Agreement referred to below

Date: ●

This Transfer Certificate relates to a Loan granted under a loan agreement dated 12 October 2016 made by and between AGCO International GmbH as Borrower and Bayerische Landesbank as First Lender and Paying Agent under which the First Lender has, subject to the terms thereof, made available to the Borrower a Loan in the amount of EUR 55,000,000 guaranteed by AGCO Corporation. Terms defined in the Loan Agreement shall, unless otherwise defined herein, have the same meanings in this Transfer Certificate as in the Loan Agreement.

1. The Existing Lender:

(a) hereby transfers and assigns by way of assumption of contract (Vertragsübernahme) subject to :

[(i)] the receipt of a duly completed and executed copy of this Transfer Certificate by the Paying Agent, and

[(ii) the satisfaction of the following further conditions to be fulfilled : [•] [•]]

all of its contractual rights under the Loan Agreement and the Guarantee in the proportion of the aggregate principal amount shown in the Schedule to this Transfer Certificate together with all related rights and claims with economic effect from the Transfer Date (including) as specified in the Schedule to this Transfer Certificate (the "Transfer Date") to the New Lender. Future claims to interest shall only be transferred to the extent they fall on or after the Transfer Date.

(b)   confirms that to the extent that details appear in the Schedule to this Transfer Certificate under the heading "Existing Lender’s Participation in the Loan to be transferred" such details accurately summarize the amount of its participation in the Loan (the "Participation").

2. The Existing Lender and the New Lender hereby request the Paying Agent to accept the executed copy of this Transfer Certificate in accordance with the Loan Agreement as being for the purposes of section 10 (Transfer) of the Loan Agreement in order to effect the transfer in accordance with the terms of the Loan Agreement on the Transfer Date.

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3. The New Lender confirms that it has previously confirmed to the Borrower that, and the New Lender herewith restates that it is: [1]
(  ) a Qualifying Bank;
   (  ) not a Qualifying Bank, and that it only counts as one (1) non-bank lender for purposes of determining the number of non-bank lenders.

4. The New Lender:

(a) hereby accepts the transfer and assignment as mentioned in clause 1 (a) above

(b) confirms that it has received a copy of the Loan Agreement and all other documents and information which it has requested in connection with this transaction;

5. The Existing Lender does not assume any liability for:

(a) the financial condition of the Borrower and the Guarantor, and

(b) the performance of or the compliance with the obligations by the Borrower or the Guarantor under the Loan or the Guarantee (save as expressly agreed otherwise therein).

The Existing Lender assumes liability for the legal validity of the claims under the Loan in accordance with the statutory provisions (Veritätshaftung).

6. The New Lender acknowledges that the Existing Lender is under no obligation whatsoever (i) to accept in whole or in part a retransfer of the contractual position or individual rights or obligations under the Loan Agreement and the Guarantee from the New Lender or (ii) to bear any losses directly or indirectly incurred by the New Lender including losses resulting from the non-performance by the Borrower of its obligations under the Loan Agreement or by the Guarantor of its obligations under the Guarantee.

7. The New Lender confirms that in case the Paying Agent receives a Transfer Certificate less than five (5) Banking Days before an Interest Payment Date, any payment made by the Borrower or the Guarantor (through the Paying Agent) to the Existing Lender shall release the Borrower from its payment obligations towards the New Lender in the amount of such payment.

8. Should any provision of this Transfer Certificate be or become entirely or partially invalid or unenforceable, the validity or enforceability of the remaining provisions shall not be affected thereby. Any omission resulting therefrom shall be remedied by supplemental interpretation under due consideration to the interests of the Parties.

9. This Transfer Certificate shall be governed by German law. Non-exclusive place of jurisdiction for any disputes arising in connection with this agreement shall be [●].
____________________________________ [1] Tick box as appropriate

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Die Derzeitige Darlehensgeberin: ●
The Existing Lender: ●

Unterschrift(en):
Signature(s): _____________________________________

Name(n):
Name(s) _____________________________________

Die Neue Darlehensgeberin: ●
The New Lender: ●

Unterschrift(en):
Signature(s): _____________________________________

Name(n):
Name(s) _____________________________________

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Schedule to the Transfer Certificate
Existing Lender: ●
New Lender: ●
Transfer Date: ●
Existing Lender's Participation in the Loan to be transferred
Amount of Participation in the Loan: EUR ● Amount thereof to be transferred: EUR ●
Details of New Lender:
Address for notices: ●
Contact name: ● Phone: ● Facsimile: ●
Account number: ●

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